Exhibit 23.01
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Amendment No. 1 to Registration Statement No. 333-137749 of our reports dated May 30, 2006, relating to the financial statements and financial statement schedule of Flextronics International Limited, and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Flextronics International Limited for the year ended March 31, 2006 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
DELOITTE & TOUCHE LLP
San Jose, California
October 24, 2006